Exhibit 5.1

[Morgan Lewis Letterhead]

November 30, 2009

FMC Corporation

1735 Market Street

Philadelphia, PA 19103

Re:	$300,000,000 Aggregate Principal Amount of 5.20% Senior Notes due 2019 of FMC Corporation offered through the Underwriters

Ladies and Gentlemen:

We have acted as counsel to FMC Corporation, a Delaware corporation (the “Company”), in connection with (i) the issuance and sale by the Company of $300,000,000 aggregate principal amount of its 5.20% Senior Notes due 2019 (the “Notes”), pursuant to that certain Underwriting Agreement, dated November 24, 2009 (the “Underwriting Agreement”), by and among the Company and Banc of America Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named on Schedule I to the Underwriting Agreement (the “Underwriters”); (ii) the filing on October 29, 2008 by the Company of that certain Registration Statement on Form S-3 (File Number 333-154824) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to which the Notes are registered under the Act; (iii) the filing by the Company on November 24, 2009 of the Preliminary Prospectus Supplement, dated November 24, 2009 (the “Preliminary Prospectus Supplement”), relating to the Notes with the SEC pursuant to Rule 424(b)(3) promulgated under the Act; (iv) the filing on November 24, 2009 by the Company of the Final Term Sheet, dated November 24, 2009 (the “Term Sheet”), relating to the Notes with the SEC as a free writing prospectus; and (v) the filing on November 25, 2009 of the Final Prospectus Supplement, dated November 24, 2009 (the “Final Prospectus Supplement”), relating to the Notes with the SEC pursuant to Rule 424(b)(2) promulgated under the Act.

The Notes are issued pursuant to an Indenture, dated as of November 15, 2009 (the “Indenture”), and the First Supplemental Indenture, dated as of November 30, 2009 (the “Supplemental Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with this opinion letter, we have examined the Registration Statement, the Underwriting Agreement, the Preliminary Prospectus Supplement, the Term Sheet, the Final Prospectus Supplement, the Indenture, the Supplemental Indenture, originals, or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Indenture and the Supplemental Indenture will be duly authorized, executed and delivered by the Trustee, that the Indenture and the Supplemental Indenture will constitute legal, valid and binding obligations of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture and the Supplemental Indenture.

FMC Corporation

November 30, 2009

Based upon the foregoing, we are of the opinion that when the Notes are executed by duly authorized officers of the Company and the Notes are duly authenticated by the Trustee and are delivered by the Company against receipt of the purchase price therefor as described in the Registration Statement, the Notes will constitute valid and binding obligations of the Company.

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

The opinions expressed herein are limited to the laws of the State of New York, the Delaware General Corporation Law, and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Preliminary Prospectus Supplement and the Final Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP